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                                                                    EXHIBIT 2(a)

                            ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                           WJON BROADCASTING COMPANY,
                     REGENT BROADCASTING OF ST. CLOUD, INC.,
                       REGENT LICENSEE OF ST. CLOUD, INC.,
                                       AND
                           REGENT COMMUNICATIONS, INC.



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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1 PURCHASE OF ASSETS                                                   1

         1.1      Transfer of Assets                                           1
         1.2      Excluded Assets                                              3
         1.3      Collection of Accounts Receivable                            4
         1.4      Real Estate Matters                                          5

ARTICLE 2 ASSUMPTION OF OBLIGATIONS                                            8

         2.1      Assumption of Obligations                                    8
         2.2      Retained Liabilities                                         8

ARTICLE 3 CONSIDERATION                                                        9

         3.1      Delivery of Consideration                                    9
         3.2      Escrow Deposit                                               9
         3.3      Proration of Income and Expenses                            10
         3.4      Allocation of Purchase Price                                11
         3.5      Adjustment for Barter                                       11

ARTICLE 4 CLOSING                                                             11

         4.1      Closing                                                     11

ARTICLE 5 GOVERNMENTAL CONSENTS                                               12

         5.1      FCC Consent                                                 12
         5.2      FCC Application                                             12

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYERS                            13

         6.1      Organization and Standing                                   13
         6.2      Authorization and Binding Obligations                       13
         6.3      Qualification As Assignee                                   13
         6.4      Absence of Conflicting Agreements or Required Consents      13
         6.5      Commissions or Finder's Fees                                13
         6.6      Litigation                                                  14
         6.7      Full Disclosure                                             14
         6.8      Financial Qualification                                     14

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF SELLER                            14

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         7.1      Organization and Standing                                   14
         7.2      Authorization and Binding Obligation                        14
         7.3      Absence of Conflicting Agreements or Required Consents      15
         7.4      Government Authorizations                                   15
         7.5      Compliance with FCC Regulations                             16
         7.6      Taxes                                                       17
         7.7      Personal Property                                           17
         7.8      Real Property                                               17
         7.9      Contracts                                                   19
         7.10     Status of Contracts, etc.                                   19
         7.11     Environmental                                               19
         7.12     Intellectual Property                                       20
         7.13     Financial Statements                                        20
         7.14     Personnel Information                                       21
         7.15     Litigation                                                  21
         7.16     Compliance With Laws                                        21
         7.17     Employee Benefit Plans                                      22
         7.18     Commissions or Finder's Fees                                22
         7.19     Conduct of Business in Ordinary Course; Adverse Change      22
         7.20     Instruments of Conveyance; Good Title                       22
         7.21     Undisclosed Liabilities                                     22
         7.22     Full Disclosure                                             22

ARTICLE 8 COVENANTS OF BUYERS                                                 23

         8.1      Closing                                                     23
         8.2      Notification                                                23
         8.3      No Inconsistent Action                                      23
         8.4      Employees                                                   23
         8.5      Senior Lender Consents                                      23

ARTICLE 9 COVENANTS OF SELLER                                                 24

         9.1    Pre-Closing Covenants                                         24
         9.2    Notification                                                  25
         9.3    No Inconsistent Action                                        26
         9.4    Closing                                                       26
         9.5    Other Items                                                   26
         9.6    Exclusivity                                                   26


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ARTICLE 10 JOINT COVENANTS                                                    27

         10.1     Confidentiality                                             27
         10.2     Cooperation                                                 27
         10.3     Control of Stations                                         27
         10.4     Consents to Assignment                                      28
         10.5     Filings                                                     28
         10.6     Employee Matters                                            28
         10.7     Like-kind Exchanges                                         29
         10.8     Transition Services Agreement                               29

ARTICLE 11 CONDITIONS OF CLOSING BY BUYERS                                    29

         11.1     Representations, Warranties and Covenants                   29
         11.2     Governmental Consents                                       29
         11.3     Governmental Authorizations                                 30
         11.4     Adverse Proceedings                                         30
         11.5     Third-Party Consents                                        30
         11.6     Closing Documents                                           30
         11.7     Satisfactory Investigation of Station Facilities            30
         11.8     Environmental Studies                                       31
         11.9     No Adverse Change                                           31
         11.10    Easement                                                    31
         11.11    Title Insurance                                             32

ARTICLE 12 CONDITIONS OF CLOSING BY SELLER                                    32

         12.1     Representations, Warranties and Covenants                   32
         12.2     Governmental Consents                                       33
         12.3     Adverse Proceedings                                         33
         12.4     Third Party Consents                                        33
         12.5     Matters Relating to Real Estate                             33
         12.6     Transition Services Agreement                               33
         12.7     Closing Documents                                           33

ARTICLE 13 TRANSFER TAXES; FEES AND EXPENSES                                  33
         13.1     Expenses                                                    33
         13.2     Specific Charges                                            34

ARTICLE 14 DOCUMENTS TO BE DELIVERED AT CLOSING                               34

         14.1     Seller's Documents                                          34
         14.2     Buyers' Documents                                           35

ARTICLE 15 SURVIVAL, INDEMNIFICATION, ETC.                                    36


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         15.1     Survival of Representations, Etc                            36
         15.2     Indemnification                                             37
         15.3     Procedures: Third Party and Direct Indemnification Claims   38

ARTICLE 16 TERMINATION RIGHTS                                                 39

         16.1     Termination                                                 39
         16.2     Liability                                                   41
         16.3     Monetary Damages, Specific Performance and Other Remedies   41
         16.4     Seller's Liquidated Damages                                 41

ARTICLE 17 MISCELLANEOUS PROVISIONS                                           41

         17.1     Risk of Loss                                                41
         17.2     Certain Interpretive Matters and Definitions                42
         17.3     Further Assurances                                          42
         17.4     Preservation of Records                                     43
         17.5     Benefit and Assignment                                      43
         17.6     Amendments                                                  43
         17.7     Headings                                                    43
         17.8     Governing Law                                               44
         17.9     Notices                                                     44
         17.10    Counterparts                                                45
         17.11    No Third Party Beneficiaries                                45
         17.12    Severability                                                45
         17.13    Entire Agreement                                            45


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LIST OF SCHEDULES AND EXHIBITS

Schedule          1.2      Miscellaneous Excluded Assets
                  3.4      Allocation of Purchase Price
                  6.4      Third Party Consents
                  7.4      Stations Licenses, Etc.
                  7.7      Tangible Personal Property
                  7.8      Real Property
                  7.9      Contracts (including identification of Material
                           Contracts)
                  7.11     Environmental Matters
                  7.12     Intellectual Property
                  7.13     Financial Statements
                  7.14     Personnel Information
                  7.15     Litigation
                  7.16     Compliance With Laws
                  7.17     Employee Benefit Plans

Exhibit           A        Indemnification Escrow Agreement
                  B        Deposit Escrow Agreement
                  C        Assignment and Assumption Agreement
                  D        Non-Completion Agreement
                  E        Lease Agreement
                  F        FCC Counsel Opinion
                  G        Buyers' Counsel Opinion
                  H        Seller's Counsel Opinion


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                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered this 5th day of January, 1999 by and between WJON BROADCASTING COMPANY, a Minnesota limited partnership (hereinafter referred to as "Seller"), REGENT BROADCASTING OF ST. CLOUD, INC., a Delaware corporation ("RBI"), REGENT LICENSEE OF ST. CLOUD, INC., a Delaware corporation ("RLI") (RBI and RLI collectively referred to as "Buyers"), and REGENT COMMUNICATIONS, INC., a Delaware corporation ("Regent").

                                    RECITALS

         WHEREAS, Seller owns and operates radio stations WJON-AM and WWJO-FM licensed to St. Cloud, Minnesota, and KMXK-FM, licensed to Cold Spring, Minnesota (together the "Stations" and each individually, a "Station") pursuant to licenses issued by the Federal Communications Commission ("FCC"), and

         WHEREAS, Seller desires to sell, and Buyers desire to purchase, certain assets and assume certain obligations associated with the ownership and operation of the Stations, all on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                               PURCHASE OF ASSETS

         1.1 Transfer of Assets. On the terms and subject to the conditions hereof and subject to Section 1.2, on the Closing Date (as hereinafter defined), Seller shall sell, assign, transfer, convey and deliver to Buyers, Buyers shall purchase for the Purchase Price determined pursuant to Section 3.1, and RBI shall assume from Seller, all of the right, title and interest of Seller in and to all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased (to the extent of Seller's leasehold interest) by Seller as the case may be, wherever situated, which are used or held for use in the operation of the Stations (the "Stations Assets"), including but not limited to all of Seller's right, title and interest in and to the assets, properties, interests and rights described in this Section 1.1 (but specifically excluding the assets identified as Excluded Assets in Section 1.2 hereof):

                  1.1.1 all transferable licenses, permits and other authorizations issued to Seller by any governmental or regulatory authority including without limitation those issued by the FCC (the licenses, permits and authorizations issued by the FCC are hereafter referred to as the "Stations Licenses") as the same are used or useful in connection with the operation of the Stations, including but not limited to those described in Schedule 7.4, along with renewals or

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modifications of such items, and all applications pertaining thereto, between the date hereof and the Closing Date;

                  1.1.2 all equipment, electrical devices, antennae, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and all other tangible personal property of every kind and description, and Seller's rights therein, owned, leased (to the extent of Seller's leasehold interest) or held by Seller and used or useful in connection with the operations of the Stations, including but not limited to those items described or listed in Schedule 7.7, together with any replacements thereof and additions thereto, made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business and consistent with past practices of Seller; provided, however, Seller agrees that the value of all such assets retired or disposed of and not replaced with an asset of like kind and quality shall not exceed $10,000 in the aggregate unless Seller has obtained the prior written approval of RBI which shall not be unreasonably withheld, delayed or conditioned;

                  1.1.3 all transferable contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, existing on the date hereof and relating to the operation of the Stations including, but not limited to, those which are listed in Schedule 7.8 and Schedule 7.9, together with (a) all advertising contracts relating to the operation of the Stations which are entered into or acquired by Seller in the ordinary course of business and which are consistent with past practices of Seller; and (b) any other contracts, agreements, leases and legal binding contractual rights relating to the operation of the Stations which are entered into or acquired by Seller in the ordinary course of business between the date hereof and the Closing Date (collectively the "Contracts"); provided, however, Buyers shall be entitled to a credit against the Purchase Price for the amount, if any, by which the aggregate net value of the Stations' Barter Payable as of the Closing Date exceeds the aggregate net value of the Stations' Barter Receivable as of the Closing Date by more than $15,000.

                  1.1.4 all of Seller's transferable rights in and to the call letters WJON, WWJO, and KMXK, and any variation thereof, as well as all of Seller's transferable rights in and to all trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, computer software, programs and programming material of whatever form or nature, jingles, slogans, the Stations' logos and all other logos or licenses to use same and all other intangible property rights of Seller, to the extent transferable, which are used or useful in connection with the operation of the Stations, including but not limited to those listed in
Schedule 7.12 (collectively, the "Intellectual Property") together with any associated goodwill and any additions thereto between the date hereof and the Closing Date;

                  1.1.5 all transferable programming materials and elements of whatever form or nature owned by Seller, whether recorded on tape or other medium or intended for live performance, and all copyrights owned by or licensed to Seller that are used or useful in connection with the operation of the Stations, including all such programs, materials, elements and copyrights acquired by Seller between the date hereof and the Closing Date;

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                  1.1.6 all of Seller's rights in and to all the files,
documents, records, and books of account relating to the operation of the Stations or to the Stations Assets, including, without limitation, the Stations' local public files, programming information and studies, blueprints, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC and all written Contracts to be assigned hereunder, logs, transferable software programs and books and records (copies where originals have been retained by Seller) relating to employees, financial, accounting and operation matters, but excluding records relating solely to any Excluded Asset (as hereinafter defined);

                  1.1.7 all of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Stations Assets and all similar rights against third parties relating to items included in the Stations Assets, to the extent assignable;

                  1.1.8 the real property and fixtures thereon described in
Section 7.8 (exclusive of the Excluded Real Estate, subject to the provisions of Section 1.4 hereof); and

                  1.1.9 except for Excluded Assets, such other assets, properties, interests and rights owned by Seller that are used or useful in connection with the operation of the Stations to the extent assignable in the case of intangible assets and to the extent of Seller's leasehold interest with respect to leased property.

         The Stations Assets shall be transferred to RBI (except for the Stations' Licenses which shall be transferred to RLI) free and clear of all debts, security interests, mortgages, trusts, claims, pledges or other liens, liabilities (other than Assumed Liabilities), encumbrances or rights of third parties whatsoever ("Encumbrances"), except for Permitted Encumbrances, if any, as provided for in Section 7.8.2 and except as set forth in Schedule 7.7. and
Schedule 7.8. Notwithstanding the foregoing, RBI may, by providing written notice to Seller not less than five (5) days prior to the Closing, decide, in the exercise of its sole discretion, not to purchase any one or more of such Stations Assets which is not a Contract (and, in such event, not to assume any liability secured by, arising from the acquisition of, or otherwise relating to any such Asset); provided, that in no event shall such decision reduce the Purchase Price.

         1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Stations Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

                  1.2.1 all cash and cash equivalents of Seller on hand and/or in banks, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;

                  1.2.2 all investment securities, accounts receivable (not to include Barter Receivables which shall be Stations Assets) or notes receivable for services performed by Seller


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prior to the Closing Date, and other claims of Seller to the payment of money relating to the operation of the Stations by the Seller prior to the Closing;

                  1.2.3 all real property owned by Seller and described on
Schedule 7.8 as Excluded Real Estate (subject to the provisions of Section 1.4 hereof) by reason of not being used by Seller in connection with the operation of the Stations and all tangible and intangible personal property of Seller not located at the Stations' facilities identified on Schedule 7.8, and not used by Seller in connection with the operation of the Stations or used by Seller in all material respects solely in connection with the operation of radio station KKJM-FM (those material items of excluded tangible and intangible personal property being listed on Schedule 1.2);

                  1.2.4 subject to the limitation set forth in Section 1.1.2 of this Agreement, all tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business consistent with the past practices of Seller between the date of this Agreement and the Closing Date;

                  1.2.5 all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of Seller;

                  1.2.6 Seller's (i) minute books and records, ownership record books and such other books and records as pertain to the organization, existence or capitalization of Seller; (ii) originals of all personnel and other records which Seller is required by law to retain in its possession, including those as are required by Seller to file its tax returns and reports; and (iii) such other records or materials relating to Seller generally and not involving or relating to the Stations Assets or the operation or operations of the Stations;

                  1.2.7 contracts of insurance, and any insurance proceeds or claims made by, Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

                  1.2.8 all pension, profit sharing or cash or deferred (Section 401 (k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller; and

                  1.2.9 any other right, property or asset described in Schedule 1.2.

         1.3 Collection of Accounts Receivable. Following the Closing, RBI shall act as Seller's agent for the sole purpose of collecting the accounts receivable due and owing to the Seller as of the Closing Date, which accounts receivable are identified as Excluded Assets pursuant to Section 1.2.2 ("Seller's Accounts Receivable"). RBI shall use its customary methods for collecting its own accounts receivable in collecting Seller's Accounts Receivable, but RBI shall not be obligated to initiate legal action for such purpose. All payments received by RBI during the four (4) month period following the Closing Date, net of commissions payable to


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RBI's employees who were formerly employees of Seller (provided such amount is actually paid by RBI to said former employees in satisfaction of Seller's obligation thereto), shall be applied, on an account debtor by account debtor basis, first to Seller's Accounts Receivable and, only after full satisfaction thereof, to RBI's account; provided, however, that if during the four-month collection period any account debtor contests the validity of its obligation with respect to any of Seller's Accounts Receivable or specifies in writing (exclusive of any standard language in any RBI statement or invoice which specifies the application of payment) that the payment is to be applied to its account with RBI, RBI may apply the payment from such account debtor to its existing account. RBI shall remit, on a monthly basis, all cash collections of Seller's Accounts Receivable, net of commissions payable thereon to any of Seller's former employees who are employees of RBI (provided such amount is actually paid by RBI to said former employee), within ten (10) days following the expiration of each calendar month and of the four-month collection period, accompanied by a report in form and substance sufficient to enable the Seller to identify the current collection status of Seller's Accounts Receivable. All commissions payable on Seller's Accounts Receivable collected by RBI shall be the obligation of Seller except to the extent such commissions are set off by Buyers as provided for in this Section 1.3.

         During the four-month collection period, the Seller will refrain from taking any action in an attempt to collect any of the Seller's Accounts Receivable without obtaining the prior written consent of RBI, except that the Seller shall be entitled to pursue the collection of any amount claimed due by Seller from an account debtor who disputes the balance or validity of its obligation to make payment to the Seller or who otherwise directs that payment be applied first to RBI's account in lieu of Seller's account without RBI's written consent by use of any commercially-acceptable collection methods, including submitting uncollected Seller's Accounts Receivable for collection, as the Seller may deem appropriate in its sole discretion. RBI shall not have the right to compromise, settle or adjust the amount of any of Seller's Accounts Receivable without Seller's prior written consent. Upon expiration of the four-month collection period, RBI shall have no further obligation to collect any of Seller's Accounts Receivable, provided, however, that all funds subsequently received by RBI (without time limitation) that can be specifically identified as belonging to the Seller (including payments relating to any Excluded Asset), whether by accompanying invoice, remittance advice or otherwise, shall be promptly paid over or forwarded to the Seller. RBI shall allow Seller and its representatives to review such books, records and documents as may be reasonably necessary or helpful to establish and verify the accuracy and status of RBI's collection of Seller's Accounts Receivable.

         1.4 Real Estate Matters. The Real Estate that is included in the Stations Assets includes the KMXK tower site, the WWJO tower site and a portion of the WJON site known as the "Headquarters Property" on which the broadcasting offices and studio of the Stations and WJON-AM tower and ground systems are located (said parcels are collectively referred to herein as the "Included Real Estate"). The excluded portion of the Headquarters Property is identified on
Schedule 7.8 as the Excluded Real Estate. The Included Real Estate and the Excluded Real Estate constitute the Owned Real Estate. Seller shall have a surveyor ("Surveyor") prepare legal descriptions for the Excluded Real Estate at Seller's sole cost and expense, which legal descriptions shall conform, in all material respects, with the sketch of the Excluded Real Estate



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identified as parcels 1, 2, 5, and 6 identified on Schedule 7.8 (the "Excluded
Real Estate Legal Descriptions"). The parties shall execute an agreement at Closing accepting the Excluded Real Estate Legal Descriptions as prepared by the Surveyor describing the Excluded Real Estate. For the purpose of consummating the transactions contemplated by this Agreement, Seller will convey all of the Owned Real Estate to RBI, subject to Seller's reservation of rights in, and RBI's obligations with respect to the Excluded Real Estate, as the same are more fully described in this Section 1.4. RBI, upon the written request of Seller ("Demand to Re-convey"), will re-convey the Excluded Real Estate (or selected parcels thereof which may be designated by Seller from time to time in a Demand to Re-convey), to Seller. Seller may waive in writing the obligation of RBI to re-convey one or more of the parcels of Excluded Real Estate, in its sole discretion, at any time, provided, however, that RBI shall retain ownership of any parcel(s) of Excluded Real Estate which are not subject to a Demand to Re-convey submitted by the Seller on or prior to the Re-conveyance Deadline.

         The parties acknowledge that there are certain title problems affecting the Headquarters Property that need to be remedied by Seller by a quiet title action through a judicial proceeding ("Quiet Title Proceeding"). These title problems include (i) a guy wire anchor in the southeast corner of the Included Real Estate is presently located in an ingress and egress easement; (ii) the existence of an appurtenant easement for a guy wire is required as contemplated by Section 11.10 of the Purchase Agreement; (iii) the existence of possible legal description inaccuracies; and (iv) such other title objections made by the Buyers in accordance with the provisions of Section 11.11 which are not Permitted Real Property Encumbrances as described therein. Buyers agree to reasonably cooperate with Seller to quiet the title to such real estate. The cooperation shall include, but not be limited to (i) the joining by RBI in an action by Seller in any Court of competent jurisdiction to quiet the title to the Headquarters Property, (ii) the joining by RBI in any plats or subdivisions of the Headquarters Property necessary to more accurately describe the Headquarters Property and the Excluded Real Estate, and (iii) complying with all reasonable requirements imposed by any applicable governmental authority in the subdivision of the Owned Real Estate to show and describe the Excluded Real Estate as described in this Section 1.4. Notwithstanding anything to the contrary, Buyers' cooperation shall in no way limit, infringe upon, disrupt or otherwise affect their operation of the Headquarters Property as a broadcasting station. Seller acknowledges that Buyers' senior lenders must (i) provide their prior written consent to the Quiet Title Proceeding and (ii) agree in writing to release the Excluded Real Estate from the lien of their mortgage upon re-conveyance of Excluded Real Estate to Seller without any consideration (collectively the "Senior Lender Consents"). Buyers shall exercise commercially reasonable efforts in obtaining the Senior Lender Consents prior to the Closing in such form as may be reasonably acceptable to counsel for the Seller. Seller hereby agrees to indemnify and hold Buyers and Buyers' lenders harmless from any and all costs, expenses, liabilities, loss or damage (including reasonable attorney's fees and disbursements) as a result of the Quiet Title Proceeding.

         RBI's re-conveyance of the Excluded Real Estate to Seller shall be by a limited warranty deed. RBI will also cause the necessary partial releases for any Encumbrances created or suffered to exist by or as a result of RBI's ownership of the Excluded Real Property at the time



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
of any re-conveyance ("RBI Encumbrances"). RBI shall indemnify and hold the Seller harmless from any and all costs, expenses, liabilities, loss or damage (including reasonable attorney's fees and disbursements) incurred by the Seller in enforcing its rights of re-conveyance set forth herein or in obtaining the release or discharge of the RBI Encumbrances. All costs associated with said re-conveyance (exclusive of the RBI Encumbrances and RBI's indemnity obligation related thereto) shall be borne by Seller. RBI shall not encumber the Headquarters Property or the Excluded Real Estate except for liens to secure financing used to acquire the Headquarters Property from the Seller in accordance with the provisions of this Agreement.

         It is anticipated that the Quiet Title Proceeding, platting of the Headquarters Property and re-conveyance of the Excluded Real Estate shall be completed by March 1, 2000; provided, however, Seller shall have until thirty
(30) days after the later of (i) the Quiet Title Proceeding has been finally determined; or (ii) the approval of the last governmental authority to the platting of the Headquarters Property and the Excluded Real Estate to request the conveyance from RBI of the Excluded Real Estate ("Re-conveyance Deadline").

         Upon re-conveyance of the Excluded Real Estate to Seller by RBI, Seller shall reimburse RBI for all real estate taxes paid by RBI on the Excluded Real Estate re-conveyed to Seller. The amount of the real estate taxes on the Excluded Real Estate re-conveyed shall be mutually agreed upon at the time of re-conveyance, provided, however, if RBI and Seller cannot mutually agree upon the amount of the real estate taxes, the local assessor or appropriate governmental department of the City of St. Cloud shall allocate the amount of the real estate taxes for the Excluded Real Estate being re-conveyed to Seller by RBI and their allocation shall be final and binding upon the Seller and RBI.

         It is the intent of the provisions of this Section 1.4 that upon resolution of the Quiet Title Proceeding, the platting of the Headquarters Property and the re-conveyance to Seller of such Excluded Real Estate as Seller shall request, the parties shall be placed in such economic position with respect to such Excluded Real Estate and the balance of the Owned Real Estate as they would be had such Excluded Real Property re-conveyed to Seller never been conveyed to RBI.

         In the event the Quiet Title Proceeding is unsuccessful in remedying, in all material respects, title problems that affect the Headquarters Property, Seller, diligently and in good faith, shall take such steps to eliminate reasonably foreseeable potential adverse effects of such unresolved title problems that could reasonably interfere in any material respect with the existing use of the Headquarters Property, without cost to Buyers. In the event less expensive remedies have been exhausted, resolution may include, without limitation, a replacement of the WJON-AM tower with a tower of equivalent height with a reconfigured guy wire system. All such remedial steps shall be completed with reasonable promptness in a manner reasonably acceptable to Buyers and their engineer in accordance with good engineering practice and without adversely affecting to any noticeable degree the quality of the broadcast signals transmitted by or to the Station (WJON-AM) over its area of population coverage, the objective being to place Buyers in a position equivalent to the position they would have been in upon Closing of this transaction had such material title problems not existed. Because of stability concerns, a shortening or relocation of the existing guy wires to the existing tower will not be a suitable remedial solution. In the event the Quiet Title Proceeding is unsuccessful in remedying the title problems and alternative corrective measures do not exist, then as a remedy of last resort Buyers shall be entitled to compensation in the form of an equitable reduction of the Purchase Price, and a refund of the excess paid with interest at Regent's bank borrowing rate in effect from time to time since the Closing Date, to reflect the diminution in value to Buyers of the transaction, taking into account the unanticipated problems existing by virtue of the title problems. In the event the parties are unable to agree upon the amount of the equitable reduction, the matter shall be submitted to arbitration in Chicago, Illinois in accordance with the commercial rules of the American Arbitration Association then in effect, and the decision shall be binding and enforceable upon the parties. In the event the title problems have not been remedied or alternative corrective measures completed by the time the escrow funds being held under the Indemnification Escrow Agreement are to be released to Seller, then $150,000 of such funds shall continue to be held in escrow under said agreement until such title problems have been remedied, the alternative corrective measures completed, or Buyers have been compensated according to the terms hereof. The Seller and RBI shall enter into a memorandum or short form of this provision which shall be in recordable form ("Memorandum of Re-conveyance").

                                    ARTICLE 2
                            ASSUMPTION OF OBLIGATIONS

         2.1 Assumption of Obligations. Subject to the provisions of this
Section 2.1, Section 2.2 and Section 3.3, on the Closing Date, RBI shall assume the obligations of Seller arising or to be performed on and after the Closing Date (except to the extent such obligations represent liabilities for activities, events or transactions occurring, or conditions existing, prior to the Closing Date) under: (a) the Contracts (including Barter Payables); (b) all property taxes and other governmental charges on the Stations Assets; and (c) all federal, state, county, municipal, and foreign sales tax liabilities, including any penalties and interest thereon, relating to the operation of the Stations. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities. "

         2.2 Retained Liabilities. Except as specifically set forth in Section
2.1 above for Assumed Liabilities, Buyers expressly do not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Buyer. Seller will retain and pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations of the Seller, other than the Assumed Liabilities, including but not limited to, the obligation to assume, perform, satisfy or pay any liability, obligation, agreement, debt, charge, claim, judgment or expense incurred by or asserted against Seller related to taxes, environmental matters, pension or retirement plans or trusts, profit-sharing plans, employment contracts, employee benefits, severance of employees, product liability or warranty, negligence, contract breach or default, or other obligations, claims or judgments asserted against Buyers as successor in interest to Seller. All of such liabilities, obligations and commitments of Seller described in this Section 2.2 shall be referred to herein collectively as the "Retained Liabilities."

                                    ARTICLE 3
                                  CONSIDERATION

         3.1 Delivery of Consideration. In consideration for the sale of the Stations Assets to Buyers, Buyers shall, at the Closing (as hereinafter defined), pay to Seller prior to 11:00 a.m., Central Time, on the Closing Date in cash by wire transfer to an account or accounts designated by Seller the amount of Twelve Million Seven Hundred Thousand and no/100 Dollars ($12,700,000.00), subject to the provisions of Section 1.1.3 above and Sections 3.2, 3.3, and 11.9 below (the "Purchase Price"). Notwithstanding the foregoing, the parties agree that at the Closing, Buyers, Seller and National City Bank, as Escrow Agent (the "Indemnification Escrow Agent"), shall enter into an Indemnification Escrow Agreement in the form of Exhibit A hereto (the "Indemnification Escrow Agreement") pursuant to which Seller shall deposit with the Indemnification Escrow Agent Seven Hundred Fifty Thousand Dollars ($750,000), which funds shall be held in escrow for a period of at least one year from the Closing Date and until the earlier of (a) the date which is thirty
(30) days after Buyers' receipt from their auditors of audited financial statements for the Stations for the 12-month period ended December 31, 1999 or
(b) June 30, 2000, except as otherwise provided in Section 1.4. Such funds shall be used to satisfy indemnification claims of Buyers pursuant to Sections 15.2.1 and 15.3 hereof, and otherwise be administered and released as specifically provided for in the Indemnification Escrow Agreement.

         3.2      Escrow Deposit.

                  (a) Concurrently with the execution and delivery of this Agreement, Buyers, Seller and National City Bank, as Escrow Agent (the "Deposit Escrow Agent"), shall enter into a Deposit Escrow Agreement in the form of Exhibit B hereto (the "Deposit Escrow Agreement") pursuant to which Buyers shall deposit within two (2) business days thereafter the amount described below as a deposit on the amount of the Purchase Price. Such amount held in escrow shall be applied as set forth herein and in the Deposit Escrow Agreement.

                  (b) Pursuant to the terms of the Deposit Escrow Agreement, Buyers shall wire transfer Five Hundred Thousand Dollars ($500,000), or alternatively, deliver an irrevocable, stand-by letter of credit for such amount in form and substance acceptable to Seller, to an escrow account established pursuant to the Deposit Escrow Agreement (the "Escrow Deposit"). At the Closing, the Escrow Deposit if, in the form of cash, shall be applied to the Purchase Price to be paid to Seller and the interest accrued thereon shall be paid to Buyers, or if in the form of a letter of credit, shall be returned to Buyers. In the event (i) this Agreement is terminated pursuant to
                           Section 16.1.3 because of Buyers' material breach of this Agreement which was not cured within any applicable cure period and all other conditions to Closing are at such time satisfied or waived (other than such conditions (1) as could not be satisfied because of Buyers' material breach of this Agreement or (2) except for those conditions referred to in
                           (1), as can reasonably be expected to be satisfied by the Closing), the Escrow Deposit shall be paid to or delivered for draw thereon to Seller as liquidated damages as provided in Section 16.4 hereto for Buyers' material breach of this Agreement (the payment of such sum to Seller shall discharge any liability Buyers may have to Seller), and the interest accrued on the Escrow Deposit shall be paid to Buyers; and (ii) this Agreement is terminated under any circumstances other than those set forth in the immediately preceding clause (i), the Escrow Deposit and the interest accrued thereon shall be paid or returned to Buyers; provided, however, the rights and remedies which either party has pursuant to any confidentiality agreement, whether set forth herein or in a separate agreement shall not be merged with this provision and shall survive termination of this Agreement.

         3.3    Proration of Income and Expenses.

                  3.3.1 Except as otherwise provided herein, all revenues, expenses and all deposits, reserves and prepaid and deferred income and expenses relating to the Stations Assets or the Assumed Liabilities and arising from the conduct of the business and operations of the Stations shall be prorated between RBI and Seller in accordance with generally accepted accounting principles as of 11:59 p.m. Central time, on the date immediately preceding the Closing Date (such that Seller shall be responsible for amounts allocable to the period prior to the Closing Date and RBI shall be responsible for amounts allocable to the period on or after the Closing Date). Such prorations shall include, without limitation, all ad valorem, real estate, property taxes and other governmental charges on the Stations Assets (but excluding taxes arising by reason of the transfer of the Stations Assets as contemplated hereby which shall be paid as set forth in Section 13.2), business and license fees, frequency discounts, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the sixty-day limitation set forth in Section 3.3.2), utility expenses, vacation and sick leave, amounts due or to become due under Contracts, rents and similar prepaid and deferred items.

                  3.3.2 Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 3.3, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an estimate shall be made as of the Closing Date with the actual amount of the adjustment and proration to be made within sixty (60) calendar days after the Closing Date.

                  3.3.3 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 3.3.2 and such disputes shall be determined by an independent certified public accountant with no prior relationship to the parties or their Affiliates which is mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyers. The determination of such accountant shall be binding on the parties hereto.

         3.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Stations Assets in accordance with the allocation set forth on
Schedule 3.4. Seller and Buyer hereby agree to use the allocation set forth on
Schedule 3.4 for all tax purposes, including, without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

         3.5 Adjustment for Barter. As of the Closing Date, Buyers shall be entitled to a credit against the Purchase Price for the amount, if any, by which the aggregate net value of the Stations' Barter Payable (as defined below) as of the Closing Date exceeds the aggregate net value of the Stations' Barter Receivable (as defined below) as of the Closing Date by more than $15,000 with respect to Contracts for the sale of advertising in exchange, in whole or in part, for merchandise or services ("Trade Agreements"). For purposes of this Agreement, any Contract which provides for the payment of fees for programming services through advertising barter (i.e., barter programming) shall be excluded from the definition of Trade Agreements.

         "Barter Payable" means the aggregate value of time owed pursuant to each of the Trade Agreements. "Barter Receivable" means the aggregate value of goods and services to be received pursuant to each of the Trade Agreements. Notwithstanding the foregoing, the net Barter Payable, if any, relating solely to the Value Connection shall be calculated by multiplying the net Barter Payable for the Value Connection by a fraction, the numerator of which is seventy (70) and the denominator of which is eighty-five (85). The resultant shall be the net Barter Payable attributable to the Value Connection, which amount shall be aggregated with the net Barter Payable or Receivable from all other Trade Agreements to arrive at the net Barter Payable or Barter Receivable.

                                    ARTICLE 4
                                     CLOSING

         4.1 Closing. Except as otherwise mutually agreed upon by Buyers and Seller, the consummation of the transactions contemplated herein (the "Closing") shall occur within five (5) business days after the later to occur of (a) the satisfaction or waiver of each condition to closing contained herein, other than such conditions as are reasonably anticipated to be satisfied at Closing (provided that each party hereto shall use its commercially reasonable efforts to cause each condition to closing to be satisfied so that the Closing may occur at the earliest possible date), (b) the issuance of the Final Order (as defined below) or (c) January 1, 1999; or such other date as may be mutually agreed upon by the parties hereto (the "Closing Date"); provided, however, that Buyers and Seller may waive the requirement that a Final Order be issued and elect (subject to clause (a) and (c) above, to close at any time (not less than five (5) business days following such agreement) after the release of the initial FCC approval on public notice that the FCC has consented to the transaction contemplated hereby (the "Initial Approval"). For purposes of this Agreement, "Final Order" (and "Final") means an order or grant by the FCC which is no longer subject to reconsideration or review by the FCC or a court of competent jurisdiction and pursuant to which the FCC consents, as the case may be, to the assignments of the FCC Licenses contemplated by this Agreement or to the renewal of the FCC Licenses, each such order or grant being without the imposition of any conditions adverse to Buyers or any Affiliate (as hereinafter defined) of Buyers with respect to the assignment of the FCC Licenses to RLI or the continued operation by Buyers of the Stations or the Stations Assets in the manner presently operated by Seller. In the event the parties close before the Initial Approval has become a Final Order, the parties shall enter into a mutually acceptable unwind agreement. The Closing shall be held in the offices of Moss & Barnett, Minneapolis, Minnesota, or at such place and in such manner as the parties hereto may agree. The Closing shall be effective as of the beginning of business on the Closing Date.

                                    ARTICLE 5
                              GOVERNMENTAL CONSENTS

        5.1 FCC Consent. It is specifically understood and agreed by Buyers and Seller that the Closing and the assignment of the Stations Licenses and the transfer of the Stations Assets are expressly conditioned on and are subject to the prior consent and approval of the FCC without the imposition of any conditions materially adverse to Buyers or Regent, on the one hand, or the Seller, on the other hand (the "FCC Consent").

        5.2 FCC Application. Within five (5) business days after the execution of this Agreement, Buyers and Seller shall file an application with the FCC for the FCC Consent (the "FCC Application"). Buyers and Seller shall prosecute the FCC Application with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain the FCC Consent as expeditiously as practicable (but neither Buyers nor Seller shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyers or Seller or upon any of their respective Affiliates). If the FCC Consent imposes any condition on Buyers or Seller or any of their respective Affiliates, such party shall use its commercially reasonable efforts to comply with such condition; provided, however, that neither Buyers nor Seller shall be required hereunder to comply with any condition that would have a material adverse effect upon it or any of its Affiliates. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 16 hereof.

                                    ARTICLE 6
             REPRESENTATIONS AND WARRANTIES OF BUYERS (AND REGENT)

        Buyers (and Regent where stated) hereby make the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall survive the Closing for the periods provided for in
Section 15.1 and, subject to the provisions of Section 15.3.5, shall be unaffected by any investigation heretofore or hereafter made by Seller:

        6.1 Organization and Standing. Buyers and Regent are corporations duly organized validly existing and in good standing under the laws of the State of Delaware, and by the Closing Date Buyers will be duly qualified to conduct business within the State of Minnesota.

        6.2 Authorization and Binding Obligations. Buyers have all necessary corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Stations Assets and to carry on the business of the Stations upon the consummation of the transactions contemplated by this Agreement. Buyers' and Regent's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on their part and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement will constitute the legal, valid and binding obligation of Buyers and Regent, enforceable against them in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

        6.3 Qualification As Assignee. To the best of Buyers' knowledge, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify RLI as an assignee of the Stations Licenses.

        6.4 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 5 hereof with respect to governmental consents or on
Schedule 6.4, the execution, delivery and performance of this Agreement by Buyers and Regent: (a) will not conflict with, result in a breach of, or constitute a violation of, or a default under, the provisions of the articles of incorporation or by-laws (or other charter or organizational documents) of Buyers or Regent; (b) do not require the consent of any third party; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which either Buyer or Regent or any of their respective assets are now subject; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which either Buyer or Regent is now subject.

        6.5 Commissions or Finder's Fees. Neither Buyers, Regent, nor any person or entity acting on behalf of Buyers or Regent has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, with the sole exception of Media Venture Partners.

       6.6 Litigation. Buyers and Regent are not subject to any judgment, award, order, writ, injunction, arbitration decision or decree prohibiting the consummation of the transactions contemplated by this Agreement, and there are no suits, legal proceedings or investigations of any nature pending, or to the best knowledge of Buyers or Regent, threatened against or affecting Buyers or Regent that would affect Buyers' ability to carry out the transactions contemplated by this Agreement.

        6.7 Full Disclosure. No representation or warranty made by Buyers or Regent contained in this Agreement or any certificate, document or other instrument furnished or to be furnished by Buyers pursuant hereto contains or will contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make any statement contained herein or therein not misleading. To the best of Buyers' knowledge, as of the date hereof, there is no pending or contemplated event or occurrence that would cause any of the representations of the Buyers or Regent in this Agreement not to be true and complete on the date of such event or occurrence as if made on that date.

        6.8 Financial Qualification. Buyers and Regent have funds available to them subject to terms of an existing Credit Agreement and Stock Purchase Agreement which are sufficient to enable them to acquire the Stations Assets and to consummate the transactions contemplated by this Agreement.

                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller makes the following representations and warranties to Buyers, each of which is true and correct on the date hereof, shall survive the Closing for the periods of time provided for in Section 15.1 and, except as provided in
Section 15.3.5, shall be unaffected by any investigation heretofore or hereafter made by Buyers:

        7.1 Organization and Standing. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Minnesota, is authorized to conduct business within the State of Minnesota, and has the requisite power and authority to own, lease and operate the Stations Assets owned or leased by it and to carry on the business of the Stations as now being conducted by it.

        7.2 Authorization and Binding Obligation. Seller has all necessary power and authority of a limited partnership to enter into and perform this Agreement and the transactions contemplated hereby. Seller's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyers and Regent, this Agreement will constitute the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

        7.3 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 5 with respect to governmental consents, in Schedule 7.8 with respect to consents required in connection with the assignment of leases relating to the Leased Real Estate, and in Schedule 7.9 with respect to consents required in connection with the assignment of certain other Contracts, the execution, delivery and performance of this Agreement by Seller: (a) do not require the consent of any third party (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority);
(b) will not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of Seller's charter or organizational documents, or any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which Seller or any of the Stations Assets are bound; (c) will not either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Material Contract, agreement, instrument, license or permit to which Seller or any of the Stations Assets is now subject; and (d) will not result in the creation of any lien, charge or encumbrance on any of the Stations Assets, excluding in each case violations which, or breaches and approvals the absence of which, individually or in the aggregate could not reasonably have a material adverse effect on the Seller or the Stations Assets.

         7.4    Government Authorizations.

                  7.4.1 Schedule 7.4 hereto contains a true and complete list of the Stations Licenses and other material licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Stations in the manner and to the extent they are presently conducted (including, without limitation, auxiliary licenses associated with each Station). Seller has delivered to Buyers true and complete copies of the Stations Licenses and the other material licenses, permits and authorizations listed in Schedule 7.4, including any and all amendments and other modifications thereto.

                  7.4.2 Seller is the authorized legal holder of the Stations Licenses and other licenses, permits and authorizations listed in Schedule 7.4. Except as set forth Schedule 7.4, none of the Stations Licenses and other licenses, permits and authorizations listed in Schedule 7.4 is subject to any restrictions or conditions which would limit in any material respect the full operation of the Stations as now operated.

                  7.4.3 Except for the governmental consents contemplated by
Article 5 or as set forth in Schedule 7.4, and except for matters affecting the radio broadcast industry generally, there are no applications, complaints, petitions or proceedings pending or, to the best of Seller's knowledge, threatened as of the date hereof before the FCC or any other governmental or regulatory authority relating to the business or operations of the Stations. Except as set forth in Schedule 7.4, the Stations Licenses and the other licenses, permits and authorizations listed in Schedule 7.4 are in full force and effect and are not materially impaired as a result of any act or omission of Seller or its members, managers, officers, or employees. The operations of the Stations are now and have been during the current renewal term in all material respects in accordance with the Stations Licenses and the underlying construction permits and the other licenses, permits and authorizations listed in Schedule 7.4. No proceedings are pending or, to the best of Seller's knowledge, threatened, and to the best of Seller's knowledge there has not been any act or omission of Seller or any of its members, managers, officers, or employees, which could reasonably be expected to result in the revocation, modification, non-renewal or suspension of any of the Stations Licenses or the other licenses, permits and authorizations listed in
Schedule 7.4, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC or any other governmental or regulatory authority with respect to the Stations Licenses or the other licenses, permits and authorizations listed in Schedule 7.4 or which could reasonably be expected to have a material adverse effect on Buyers' ability to continue to operate the Stations as they are currently operated.

                  7.4.4 Each Station is operating with the maximum facilities specified in the respective Station License.

                  7.4.5 To the best of Seller's knowledge: (i) none of the Stations is causing objectionable interference to the transmissions of any other broadcast station or communications facility nor has any of the Stations received any complaints with respect thereto; and (ii) no other broadcast station or communications facility is causing objectionable interference to the respective transmissions of any Station or the public's reception of such transmissions which exceeds the interference which the Stations are required to accept pursuant to the provisions of the applicable Stations License.

                  7.4.6 Seller has no reason to believe that the Stations Licenses and the other licenses, permits, or authorizations listed in Schedule
7.4 will not be renewed in their ordinary course.

                  7.4.7 All reports, forms, and statements required to be filed by Seller with the FCC with respect to the Stations since the grant of the last renewal of the Stations Licenses which the failure to file would materially adversely affect the Stations Licenses have been filed and are complete and accurate in all material respects.

                  7.4.8 The operation of the Stations and all of the Stations Assets are in compliance in all material respects with ANSI Radiation Standards C95.1-1992.

       7.5 Compliance with FCC Regulations. Except as specified in Schedule 7.4, the operation of the Stations and all of the Stations Assets are in compliance in all material respects with: (a) all applicable engineering standards required to be met under applicable FCC rules; and (b) all other applicable federal, state and local rules, regulations, requirements and policies, including, but not limited to, equal employment opportunity policies of the FCC, and all applicable painting and lighting requirements of the FCC and the Federal Aviation

Administration to the extent required to be met under applicable FCC rules and regulations, and to the best of Seller's knowledge, there are no filed claims to the contrary.

        7.6 Taxes. Seller has filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law to have been filed by it and has paid in full all taxes, estimated taxes, interest, assessments, and penalties shown as due and payable by it on such returns. All returns and forms which have been filed have been true and correct in all material respects and, to the knowledge of Seller, no tax or other payment in an amount other than as shown on such returns and forms that is required to be paid by Seller with respect to the periods covered by such returns has not been paid by Seller. There are no present disputes as to taxes of any nature payable by Seller which in any event could adversely affect any of the Stations Assets or the operation of the Stations by Buyers. To the best of Seller's knowledge, none of its tax returns, federal, state, local or foreign, are currently being audited. Seller does not and will not in the future have any liability, fixed or contingent, for any unpaid federal, state or local taxes or other governmental or regulatory charges whatsoever (including without limitation withholding and payroll taxes but excluding tax liabilities prorated under Section 3.3.1) which will result in a lien on the Stations Assets after conveyance thereof to Buyers or in any other form of transferee liability to Buyers.

        7.7 Personal Property. Schedule 7.7 hereto contains a list of all material items of tangible personal property owned by Seller and used or useful in the conduct of the business and operations of the Stations. Schedule 7.7 also separately lists any material tangible personal property leased by Seller pursuant to leases included within the Contracts. Except as disclosed in
Schedule 7.7, Seller has, and following the Closing, RBI will have, good and marketable title to all of the items of tangible personal property which are included in the Stations Assets (other than those subject to lease) and none of such Stations Assets at the Closing will be subject to any Encumbrances except for liens for taxes not yet due and payable, and except for the Assumed Liabilities. The properties listed in Schedule 7.7, along with those properties subject to lease and included among the Contracts, constitute all material tangible personal property necessary to operate the Stations as the same are now being operated. Except as set forth in Schedule 7.7, all items of tangible personal property listed or described on Schedule 7.7 are in good and technically sound operating condition and repair (ordinary wear and tear excepted), are free from all material defect and damage, are suitable for the purposes for which they are now being used, and have been maintained in a manner consistent in all material respects with generally accepted standards of good engineering practice.

         7.8    Real Property.

                  7.8.1 Schedule 7.8 hereto contains a complete and accurate list of all real property (including without limitation, real property relating to the towers, transmitters, studio sites and offices of the Stations) used by Seller in connection with the operations of the Stations, identifying thereon the real property that is owned by Seller or its Affiliates (the "Owned Real Estate") or leased by Seller (the "Leased Real Estate") (collectively, the "Real Estate").

                  7.8.2 Seller will have on or before the Closing Date good and marketable title in fee simple to all of the Owned Real Estate, free and clear of all Encumbrances, except for (i) liens for taxes and other governmental charges which are not yet due and payable, (ii) restrictions, covenants, and easements of record which do not materially detract from the existing use of the property affected or affect the marketability of the same, and (iii) zoning laws and other land use restrictions that do not impair the full use of the Owned Real Estate in the same or substantially similar manner as such is currently used (collectively, the "Permitted Encumbrances") and except for such Encumbrances described in Schedule 7.8 as will be released and discharged on or prior to the Closing Date.

                  7.8.3 Seller is currently in possession of all Real Estate. To the best knowledge of Seller, there are no present disputes or claims with respect to offsets or defenses by any party against the other under any of the Contracts relating to the Leased Real Estate. Seller has delivered to Buyers true and complete copies of all Contracts relating to the Real Estate. Except as set forth in Schedule 7.9 hereto, the assignment of the Contracts relating to the Leased Real Estate to RBI will not permit the other party to accelerate the rent, cause the terms thereof to be renegotiated or constitute a default thereunder, and will not require the consent of any such party to the assignment thereof to RBI.

                  7.8.4 Seller has legal access to all of the Real Estate, and except as described in Section 1.4, Section 11.10 or as further described on
Schedule 7.8, all easements, rights of way, and real property licenses relating to Seller's use thereof, if any, have been properly recorded in the appropriate public recording offices. Subject to (i) the provisions of Section 1.4 relating to the Quiet Title Proceeding; and (ii) the requirement of obtaining the Easement described in Section 11.10, the Real Estate will include, on or before the Closing Date, all the real property, easements, rights of way, and other real property interests necessary to conduct the business and operations of the Stations as they are now conducted. Except as described in Section 1.4, Section
11.10 or in Schedule 7.8, none of the buildings, structures, improvements or fixtures constructed on any Real Estate, in connection with the operation of the Stations, including, but not limited to, all towers, guy wires and guy anchors and ground radials, encroach upon adjoining real property, and all such buildings, structures, improvements and fixtures are constructed and are operated and used in conformance in all material respects with all "set back" lines, easements, covenants, restrictions and all applicable building, fire, zoning, health and safety laws and codes. No utility lines serving such Real Estate pass over the lands of a third party except where appropriate easements have been obtained. Except as described in Schedule 7.8, all buildings, structures, towers, antennae, improvements and fixtures situated on the Real Estate are in good and technically sound operating condition, ordinary wear and tear excepted, to the best knowledge of Seller have no latent structural mechanical or other defects of material significance, are reasonably suitable for the purposes for which they are being used, and each has (i) adequate rights of ingress and egress, and (ii) to the extent applicable utility service for water and sewer, telephone, electric and/or gas, and sanitary service for the conduct of the business and operations of the Stations as presently conducted. Except for the Quiet Title Proceeding contemplated by Section 1.4, there is no pending or, to the best knowledge of Seller, threatened condemnation or other legal proceeding or action of any kind relating to the Real Estate.

        7.9 Contracts. Schedule 7.9 lists all Contracts to which Seller is a party, or which are binding on Seller and that relate to the Stations or to the Stations Assets as of the date of this Agreement except for those which: (i) were entered into in the ordinary course of business and which do not require aggregate payments by any party thereto in excess of $5,000; (ii) are terminable without further consideration on no more than 90 days' prior notice; or (iii) constitute an advertising contract of the Seller which has been entered into in the ordinary course of business consistent with past practices. Those Material Contracts (as hereinafter defined) listed on Schedule 7.9, if any, requiring the consent of a third party to assignment are identified by an asterisk "*" in the left margin of Schedule 7.9. Those Contracts, if any, that Seller and Buyers have agreed are material to the operation of the Stations Assets and the valid assignment of which and receipt by Buyers of consents thereto (along with appropriate estoppel certificates for the leases related to the Leased Real Estate) is a condition to the consummation of the transactions contemplated hereby (the "Material Contracts") are identified by an "M" in the left margin of
Schedule 7.9.

        7.10 Status of Contracts, etc. Seller has delivered to Buyers true and complete copies of all written Contracts listed on Schedule 7.9 and true and complete memoranda of all oral Contracts, including any and all amendments and other modifications thereto. Except as disclosed on Schedule 7.9, all of the Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all material respects with all Contracts and is not in default in any material respect beyond any applicable grace periods under any thereof and, to the best of Seller's knowledge, no other contracting party is in default under any thereof. Except as disclosed on Schedule 7.9, none of the Contracts for the sale or provision of radio time or advertising to be fulfilled in whole or in part after the Closing Date (i) shall be for rates materially below the Stations' generally prevailing rates for such time or advertising as of the date such contracts were executed, or (ii) shall be commissionable to any employee after he/she has left the employ of the Stations.

         7.11 Environmental. Except as set forth in Schedule 7.11, Seller has complied in all material respects with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to each of the Stations and its operations, including but not limited to the FCC's guidelines regarding RF radiation. No hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. SectionSection 9601 et seq., Toxic Substances Control Act. 15 U. S. C. Section Section 2601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. SectionSection 6901 et seq. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment rule or regulation relating to the environment or the protection of human health ("Environmental Laws")), including but not limited to, any asbestos or asbestos-related products, oils, or petroleum-derived compounds, CFCs, PCBs, or underground storage tanks (collectively Hazardous Materials"), have been released, emitted or discharged by Seller in violation of applicable laws or regulations or are currently located in quantities in violation of applicable laws and regulations in, on, or under or about the Real Estate or contained in the tangible personal property included in the Stations Assets. The Stations Assets and Seller's use thereof are not in violation in any material respect of any Environmental Laws or any occupational, safety and health or other applicable law now in effect. As between Buyer and Regent, on the one hand, and Seller on the other hand, Seller shall be as of the Closing Date and thereafter solely responsible for all environmental liabilities, of whatsoever kind and nature, arising out of or attributable to the operation or ownership of the Stations Assets prior to the Closing Date.

       7.12 Intellectual Property. Schedule 7.12 hereto is a true and complete list of all material Intellectual Property applied for, registered or issued to, and owned by Seller or under which Seller is a licensee and which is used in the conduct of Seller's business and operations with regard to the Stations. Except as set forth on Schedule 7.12, to the best of Seller's knowledge: (a) Seller's right, title and interest in the Intellectual Property as owner or licensee, as applicable, is free and clear of all Encumbrances in favor of any third party except for sublicensees, if any, and for the rights of third parties in and to any Intellectual Property which is licensed to the Seller on a non-exclusive basis, and, to the extent any of the Intellectual Property is licensed to Seller, such interest is valid and uncontested by the licensor thereof; (b) all computer software located at the Stations' facilities or used in the Stations' business or operations which is material to the operation of the Stations as presently conducted is (i) properly licensed to Seller, and all of Seller's uses of such computer software are authorized under such licenses, and (ii) is, to the best of Seller's knowledge, "Year 2000 compliant"; (c) all of Seller's right, title and interest in and to the Intellectual Property identified by an "M" in the left margin of Schedule 7.12 as being material shall be assignable to RBI at Closing, and upon such assignment, RBI shall receive valid and enforceable right, title, and interest in and to all tangible and intangible property rights of Seller existing in such material Intellectual Property; (d) and there are no infringements or unlawful use of such material Intellectual Property by Seller in connection with Seller's business or operations.

        7.13 Financial Statements. Set forth in Schedule 7.13 are complete copies of the reviewed financial statements of Seller relating to the Stations for the years ended December 31, 1997, 1996 and 1995, together with internally prepared interim statements of operations for the Stations for the ten-month period ending October 31, 1998 (collectively, the "Financial Statements"). The Financial Statements are prepared in accordance with the books and records of Seller and in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated except (i) that the interim Financial Statements lack footnotes and other presentation items, (ii) that the interim Financial Statements are subject to year-end adjustments, and (iii) as has been disclosed in Schedule 7.13 or in the notes to the reviewed financial statements. The Financial Statements, including the notes attached or accompanying said Financial Statements, present fairly the financial condition, results of operations and cash flow of the Stations for the periods indicated. None of the Financial Statements understates in any material respects the actual costs and expenses of conducting the business and operations of the Stations, fails to disclose any material liability, or inflates (or will inflate) the revenues of the Stations for any reason.

         7.14     Personnel Information.

                  7.14.1 Schedule 7.14 contains a true and complete list of all persons employed at the Stations, including date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 7.17) and a list of other material agreements affecting such persons and their employment by Seller. To the best of Seller's knowledge, no individual employee intends to terminate his or her employment relationship with the Stations for reason of the transactions contemplated hereby.

                  7.14.2 Seller, with respect to the Stations, is not a party to any contract or agreement with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of Seller at the Stations. Seller has no knowledge of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller at the Stations.

                  7.14.3 Except as disclosed in Schedule 7.14, Seller, with respect to the Stations, has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes.

         7.15 Litigation. Except as set forth in Schedule 7.15, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree relating to the conduct of the business or the operation of the Stations or any of the Stations Assets, and there is no litigation, administrative action, arbitration, proceeding or investigation pending or, to the best knowledge of Seller, threatened against Seller with respect to, related to or in connection with the operation of the Stations in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Stations Licenses), or before any other tribunal duly authorized to resolve disputes.

        7.16 Compliance With Laws. Except as set forth in Schedule 7.16: (i) Seller is not in material violation of, nor has Seller received any notice or communication in writing asserting any non-compliance by it in connection with the operation of the Stations or use or ownership of any of the Stations Assets with, any applicable statute, rule or regulation, whether federal, state or local; (ii) Seller is not in default with respect to any judgment, order, injunction or decree of any court administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes which relates to the transactions contemplated hereby; and (iii) Seller is in all material respects in compliance with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Stations, and to the best of Seller's knowledge its present use of the Stations Assets does not violate any of such laws, regulations or orders in any material respect.

        7.17 Employee Benefit Plans. Schedule 7.17 contains a true and complete list as of the date of this Agreement of all employee benefit plans applicable to the employees of Seller employed at the Stations. Seller does not maintain any other employee benefit plan as the term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, applicable to the employees of Seller employed at the Stations.

        7.18 Commissions or Finder's Fees. Neither Seller nor any person or entity acting on behalf of Seller has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, with the exception of Media Venture Partners.

        7.19 Conduct of Business in Ordinary Course; Adverse Changes. Since December 31, 1997: (a) Seller has conducted the business of the Stations in all material respects only in the ordinary course consistent with Seller's past practices; (b) there has not been any material adverse change in the business, assets, properties, prospects or condition (financial or otherwise) of the Stations, or any damage, destruction, or loss which has had a material adverse effect on the Stations Assets; and (c) except as identified on Schedules 7.7,
7.8 or 7.9 or incurred in the ordinary course of business, Seller has not created, assumed, or suffered any mortgage, pledge, lien or encumbrance on any of the Stations Assets.

        7.20 Instruments of Conveyance: Good Title. The instruments to be executed by Seller and delivered to Buyers at the Closing, conveying the Stations Assets to Buyers, will transfer good and marketable title to the Stations Assets free and clear of all Encumbrances, except for the Assumed Liabilities and Permitted Encumbrances and except as set forth in Schedule 7.7 and Schedule 7.8 hereto.

        7.21 Undisclosed Liabilities. Excepting only for the Assumed Liabilities, no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, relating to Seller, the Stations or the Stations Assets exists which, after the Closing, will result in any form of transferee liability against Buyers or subject the Stations Assets to any Encumbrance or otherwise affect the full, free and unencumbered use of the Stations Assets by Buyers in the manner currently used by Seller.

        7.22 Full Disclosure. No representation or warranty made by Seller contained in this Agreement or any certificate, document or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make any statement contained herein or therein not misleading. To the best of Seller's knowledge as of the date hereof, there is no pending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

        Whenever in this Agreement a warranty or representation is qualified by a word or phrase referring to Seller's knowledge (or similar terms), it shall mean to the actual knowledge of

Andrew W. Hilger, Steve Stewart, or Deb Huschle, after having made due inquiry of the employees, representatives and agents of Seller who would be expected to have knowledge of the matter, and with respect to the condition of any Stations Assets, records or other object, after having inspected it.

                                    ARTICLE 8
                        COVENANTS OF BUYERS (AND REGENT)

        8.1 Closing. Subject to Article 11 hereof, on the Closing Date, Buyers shall purchase the Stations Assets from Seller as provided in Article 1 hereof and RBI shall assume the Assumed Liabilities of Seller as provided in Article 2 hereof.

        8.2 Notification. Buyers will provide Seller prompt written notice of any change in any of the information contained in the representations and warranties made in Article 6. Buyers shall also notify Seller of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyers or Regent which challenges the transactions contemplated hereby. Subject to the provisions of Sections 5.2 and 16.1, should any fact relating to Buyers or Regent which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to Buyers' or Regent's attention, Buyers will promptly notify Seller thereof and will use their commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the FCC's Consent to the transactions contemplated by this Agreement.

        8.3 No Inconsistent Action. Buyers and Regent shall not take any action which is materially inconsistent with its obligations under this Agreement or take any action which would cause any representation or warranty of Buyers or Regent contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

        8.4 Employees. RBI shall offer a position of employment to each of Seller's employees who are employed at the Stations except those who have an equity interest in Seller or its Affiliates. Such offer shall be made within a reasonable period of time prior to Closing and shall be on terms of employment which are not materially different from those applicable to such employee described in Schedules 7.14 and 7.17 hereto. Failure of RBI to make such offers shall be deemed a material breach by RBI of this Agreement. RBI shall not be in default hereunder to the extent any employee fails to accept such offer or for the failure to make an offer to any employee who elects to terminate his/her employment, or such employment is terminated by Seller, prior to the Closing Date.

         8.5 Senior Lender Consents. The Buyers and Regent shall exercise commercially reasonable efforts in obtaining the Senior Lender Consents contemplated by Section 1.4 hereof.

                                    ARTICLE 9
                               COVENANTS OF SELLER

        9.1 Pre-Closing Covenants. Seller covenants and agrees with respect to the Stations that, between the date hereof and the Closing Date or the earlier termination of this Agreement in accordance with its terms, except as expressly permitted by this Agreement or with the prior written consent of Buyers (which shall not be unreasonably withheld, delayed, or conditioned), Seller shall act in accordance with the following:

                  9.1.1 Seller shall use its commercially reasonable efforts to conduct the business and operations of the Stations in the ordinary and prudent course of business consistent with past practice and with the intent of preserving the Stations Assets and ongoing operations of the Stations, including but not limited to maintaining the independent identity of the Stations, retaining the current format and programming (including the content thereof) of the Stations, continuing at historical levels and frequencies spending for promotions, advertising, and survey testing, and using its commercially reasonable efforts to retain at the Stations the services of all active employees, consultants and agents of the Stations.

                  9.1.2 Seller shall use its commercially reasonable efforts to:
(i) preserve the operation of the Stations intact; (ii) preserve the business of the Stations' advertisers, customers, suppliers and others having business relations with the Stations; and (iii) continue to conduct financial operations of the Stations, including without limitation, their credit and collection and pricing policies and practices, all in the ordinary course of business consistent with past practices. Seller shall not change, alter or modify, in any material respect, its business practices relating to the generation of advertising revenue including, but not limited to increasing costs and expenses incurred by the Seller for the short-term purpose of generating revenue to meet the thresholds set forth in Section 11.9. This restriction shall not prevent the Seller from making such changes in its procedures which are done in the ordinary course of business, consistent with past practice, which activities may include, but shall not be limited to, the practice of selling "surplus advertising inventory" in accordance with Seller's historical practices.

                  9.1.3 Seller shall operate the Stations in all material respects in accordance with FCC rules and regulations and the Stations Licenses and with all other laws, regulations, rules and orders, and shall not (i) cause or permit by any act, or failure to act, any of the Stations Licenses or other licenses, permits or authorizations listed in Schedule 7.4 to expire, be surrendered, adversely modified, or otherwise terminated, (ii) cause the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Stations Licenses, or (iii) fail to prosecute with due diligence any pending applications to the FCC.

                  9.1.4 Subject to the provisions of Sections 5.2 and 16.1, should any fact relating to Seller which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to Seller's attention, Seller will promptly notify Buyers thereof and will use its commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the FCC's Consent.

                  9.1.5 Except for changes or actions in the ordinary course of business consistent with past practices, Seller shall not: (i) sell broadcast time on a prepaid basis (other than in the course of existing credit practices);
(ii) except as required by the applicable law or written agreements currently in effect, grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Stations; (iii) except as required by written agreements currently in effect, grant or agree to grant any specific bonus or increase in compensation to any executive management employee of the Stations; (iv) provide for any new pension, retirement or other employment benefits for employees of the Stations or any increases in any existing benefits, (v) except as contemplated by Section 10.8 or as disclosed on Schedule
1.2 hereof relating to the bifurcation of KKJM contracts, modify, change or terminate any Contract; or (vi) change the advertising rates in effect as of the date hereof; provided, however that subparts (ii) and (iii) of this Section
9.1.5 shall not apply to any equity owner of Seller or any of its Affiliates who is not intended to become an employee of RBI as a result of this transaction.

                  9.1.6 Seller shall give or cause the Stations to give Buyers and Buyers' counsel, accountants, engineers and other representatives, at Buyers' reasonable request and upon reasonable notice, full and reasonable access during normal business hours to all of Seller's personnel, properties, books, Contracts, reports and records (including, without limitation, financial information and tax returns relating to the Stations, and environmental audits in existence with respect to the Stations Assets), real estate, buildings and equipment relating to the Stations and to the Stations' employees, and to furnish Buyers with information and copies of all documents and agreements relating to the Stations and the operation thereof (including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Stations) that Buyers may reasonably request. The rights of Buyers under this Section 9.1.6 shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

                  9.1.7 Seller shall use its commercially reasonable efforts to obtain the Easement described in Section 11.10 and any third party consents necessary for the assignment of any Contract (which shall not require any payment to any such third party except for such amounts contemplated by the Contract to be assigned, and any amount then owing by Seller to such third party).

        9.2 Notification. Seller will provide Buyers prompt written notice of any change in any of the information contained in the representations and warranties made in Article 7 or any Schedule. Seller agrees to notify Buyers of any litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, threatened, which challenges the transactions contemplated hereby. Seller shall promptly notify Buyers if any of the normal broadcast transmissions of any Station are interrupted, interfered with or in any way impaired, by reason other than normal maintenance activities and shall provide Buyers with prompt written notice of the problem and the measures being taken to correct such problem. If such Station is not restored so that operation is resumed to full licensed power and antenna height within five (5) days of such event, or if more than five (5) such events occur within any thirty
(30) day period, or if any of the Stations shall be off the air for more than seventy-two (72) consecutive hours, then Buyers shall have the right to terminate this Agreement by giving written notice not more than thirty (30) days after the expiration of the applicable period, but in no event later than the Closing Date.

        9.3 No Inconsistent Action. Seller shall not take any action which is materially inconsistent with its obligations under this Agreement nor take any action which would cause any representation or warranty of Seller contained herein to be or become false or invalid or which could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement.

        9.4 Closing. Subject to Article 12 hereof, on the Closing Date, Seller shall transfer, convey, assign and deliver to Buyers the Stations Assets and the Assumed Liabilities subject to and as provided in Articles 1 and 2 and Section
7.20 of this Agreement.

        9.5 Other Items. Until the Closing Date or the earlier termination of this Agreement in accordance with the terms hereof, Seller shall not: (a) waive or release any material right relating to the business or operations of the Stations, except for adjustments or settlements made in the ordinary course of business consistent with its past practices; (b) transfer or grant any rights under any of the Stations Licenses; (c) enter into any commitment for capital expenditures in an aggregate amount in excess of $25,000 for which Buyers would become liable after the Closing Date; (d) introduce any material changes in the broadcast hours or in the format of the Stations or any other material change in the Stations' programming policies; (e) change the call letters of any Station; and (f) enter into any transaction or make or enter into any contract or commitment with respect to any of the Stations or the Stations Assets which by reason of its size or otherwise is not in the ordinary course of business consistent with past practices.

        9.6 Exclusivity. Seller agrees that, commencing on the date hereof through the Closing or earlier termination of this Agreement, Buyers shall have the exclusive right to consummate the transactions contemplated herein, and during such exclusive period, Seller agrees that neither Seller, nor any partner, officer, employee or other representative of Seller: (a) will initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any portion of the Stations Assets other than Exchanges contemplated in Section 10.7 of this Agreement (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being hereinafter referred to as an "Acquisition"); (b) will engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or (c) will continue any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or Acquisition and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken by them in this Section 9.6. Notwithstanding the foregoing, in the event that Buyers default in any material respect in the observance or in the due and timely performance of any of its covenant or agreements herein contained and such default shall not be cured within ten (10) business days of notice of default served by Seller, Seller's obligations under this Section 9.6 shall be null and void.

                                   ARTICLE 10
                                 JOINT COVENANTS

         Buyers and Seller each covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

         10.1 Confidentiality. Subject to the requirements of applicable law, Buyers and Seller shall each keep confidential all information obtained by it with respect to the other parties hereto and their respective businesses in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby, together with any summaries thereof. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents; (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party. Notwithstanding anything to the contrary herein, either party may in accordance with its legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, make such press releases and other public statements and announcements as it deems necessary and appropriate in connection with this Agreement and the transactions contemplated hereby; provided, however, that prior to making any such unilateral press release or announcement, such party shall first communicate the same in writing to the other and afford the other with a reasonable opportunity under the circumstances to review and make reasonable modifications thereto.

         10.2 Cooperation. Subject to express limitations contained elsewhere herein, Buyers and Seller agree to cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the satisfaction of any condition to closing set forth herein.

         10.3 Control of Stations. Buyers shall not, directly or indirectly, control, supervise or direct the operations of the Stations prior to the Closing. Such operations, including complete control and supervision of all Station programs, employees and policies, shall be the sole responsibility of Seller.

         10.4 Consents to Assignment. To the extent that any non-Material Contract identified in the Schedules is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, offer, delivery or sublease thereof. Subject to the provisions of Section 11.5, in those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing relating to the assignment to RBI of the Contracts, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Seller to RBI of all of Seller's otherwise transferable rights, benefits, title and interest in and to the Contracts, and where necessary or appropriate, RBI shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such Contracts. Seller shall use its commercially reasonable efforts to provide RBI with the financial and business benefits of such Contracts (including, without limitation, permitting RBI to enforce any rights of Seller arising under such Contracts), and RBI shall, to the extent RBI is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such Contracts to the extent that RBI was to assume those obligations pursuant to the terms hereof.

         10.5 Filings. In addition to the covenants of the parties set forth in
Article 5 hereto, as promptly as practicable after the execution of this Agreement, Buyers and Seller shall use their commercially reasonable efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of any governmental authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any governmental authority prohibiting the consummation of the transactions contemplated hereby, including without limitation, any reports or notifications that may be required to be filed with the FCC, and each shall furnish to one another all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

         10.6 Employee Matters. Except as provided in Section 3.3, regarding proration, Seller shall be responsible for the payment of all compensation and accrued employee benefits payable to all employees up to the Closing Date. Seller acknowledges and agrees that it, and not Buyers, is and shall be solely responsible for any and all severance, insurance, supplemental pension, deferred compensation, retirement and any other benefits, and related costs, premiums and claims, due, to become due, committed or otherwise promised to any person who, as of the Closing Date, is a retiree, former employee, or current employee of Seller, relating to the period up to the Closing Date. Buyers, as purchaser of the Stations Assets, shall assume no employee benefit plans, programs or practices, whether or not set forth in writing, maintained by Seller at any time except for vacation and sick leave for which there have been prorations pursuant to Section 3.3.1.

         10.7 Like-kind Exchanges. Buyers acknowledge and agree that they shall cooperate fully with the Seller and shall take any reasonable action requested by the Seller at the cost of Seller in order to effect a like-kind exchange of specific Real Estate and/or to effect a like-kind exchange of the Stations Assets, including the Stations Licenses consisting of the WJON-AM business segment ("Exchanges"); provided, however, that the Exchanges shall not result in any material delay or increase in the cost or expense to the Buyers contemplated by this Agreement.

         10.8 Transition Services Agreement. RBI and Seller shall have entered into a Transition Services Agreement with respect to the issues and matters identified in Schedule 10.8, which Transition Services Agreement shall be reasonably acceptable to counsel for RBI and the Seller.

                                   ARTICLE 11
                         CONDITIONS OF CLOSING BY BUYERS

         The obligations of Buyers hereunder are, at their option, subject to satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

         11.1     Representations, Warranties and Covenants.

                  11.1.1 All representations and warranties of Seller made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete if limited by materiality, in accordance with the terms thereof in all respects and if not so limited by materiality, in all material respects, as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes (a) expressly permitted or contemplated by the terms of this Agreement; or (b) in the ordinary course of business which are not, either individually or in the aggregate, material and adverse.

                  11.1.2 All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  11.1.3 Buyers shall have received a certificate, dated as of the Closing Date, from Seller, executed by the President of Seller to the effect that: (a) the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Seller has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

         11.2 Governmental Consents. Subject to the provisions of Section 4.1, the FCC Consent shall have been obtained and shall have become a Final Order.

         11.3 Governmental Authorizations. Seller shall be the holder of the Stations Licenses and all other licenses, permits and other authorizations listed in Schedule 7.4, and there shall not have been any modification of any of such licenses, permits and other authorizations which has a material adverse effect on any of the Stations or the operations thereof. No application shall be pending for the renewal of any of the Stations Licenses. No proceeding shall be pending which seeks, or the effect of which reasonably could be, to revoke, cancel, fail to renew, suspend or adversely modify any of the Stations Licenses or any other licenses, permits or other authorizations listed in Schedule 7.4.

         11.4 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; (d) seeks material damages on account of the consummation of any transaction contemplated hereby; or (e) is a petition of bankruptcy by or against Seller, an assignment by Seller for the benefit of its creditors, or other similar proceeding.

         11.5 Third-Party Consents. The consents identified on Schedule 6.4 shall have been obtained, all Material Contracts shall be in full force and effect on the Closing Date, and Seller shall have obtained and shall have delivered to RBI all appropriate third-party consents in form and substance reasonably acceptable to RBI (including estoppel certificates for the leases related to the Leased Real Estate) in connection with the assignment of the Material Contracts to RBI.

         11.6 Closing Documents. Seller shall have delivered or caused to be delivered to Buyers, on the Closing Date, all bills of sale, general warranty deeds, endorsements, assignments and other instruments of conveyance reasonably satisfactory in form and substance to Buyers, effecting the sale, transfer, assignment and conveyance of the Stations Assets to Buyers, including, without limitation, each of the documents required to be delivered by it pursuant to
Article 14.

         11.7 Satisfactory Investigation of Station Facilities. Buyers shall have conducted such examination and investigation of the Real Estate and title thereto, studios, transmitter facilities, and other Stations Assets and personnel on matters covered by or generally within the scope of Seller's warranties and representations as Buyers deem advisable or appropriate and shall have determined that the findings and results of such examination and investigation are satisfactory in its sole discretion. Said investigation shall be conducted, in substantial part, through the use of independent third parties who shall provide detailed reports summarizing his/her/their findings with respect to the Stations Assets and other matters within the scope of review as set forth in this Section 11.7 (the "Inspection Reports"). If Buyers do not advise Seller in writing within thirty (30) days after the date of this Agreement of any unsatisfactory findings or results, this condition shall be deemed waived. If Buyers do advise Seller of any unsatisfactory findings or results, and such results relate to the discovery of a breach of a representation or warranty by the Seller which is disclosed in any of the Inspection Reports and which is/are capable of being cured by Seller to Buyers' reasonable satisfaction, Seller shall have the obligation (if the cost is reasonably expected to be $200,000 or less) or option (if the cost is reasonably expected to be more than $200,000) to cause the same to be cured to Buyers' reasonable satisfaction prior to Closing Date, provided, that Buyers provide to Seller a copy of the applicable Inspection Report which substantiates the basis for the alleged breach of warranty or representation. Notwithstanding the foregoing to the contrary, the Seller's obligation to cure and/or remediate pursuant to Section 11.7 and 11.8 shall not exceed $200,000 in the aggregate.

         11.8 Environmental Studies. Buyers shall have obtained at their cost and expense within thirty (30) days following the date of this Agreement (which may be extended up to an additional fifteen (15) days in the event that the failure to obtain such report is attributable to matters beyond the control of the Buyers), Phase I environmental assessment reports on the Real Estate confirming the representations and warranties of Seller on environmental matters ("Phase I Report"). The Seller shall be listed among the parties who are to receive a reliance letter upon the Phase I Report. If the Phase I Report discloses any condition which is inconsistent with the representations and warranties of Seller, and such is capable of being cured by Seller to Buyers' reasonable satisfaction, Seller shall have the obligation (if the cost is reasonably expected to be $200,000 or less) or option (if the cost is reasonably expected to be more than $200,000) to cause the same to be cured to Buyers' reasonable satisfaction prior to Closing Date. Notwithstanding the foregoing to the contrary, the Seller's obligation to cure and/or remediate pursuant to
Section 11.7 and 11.8 shall not exceed $200,000 in the aggregate.

         11.9 No Adverse Change. No material adverse change in condition or status of the Stations or the Stations Assets, which change is caused by or arises out of any breach by Seller of any of its representations, warranties, covenants or agreements hereunder, shall have occurred since December 31, 1997, be threatened or be reasonably likely to occur, and no material adverse change in the business, financial condition or results of operations shall be deemed to have occurred. For purposes of this Agreement, a material adverse change in the business, financial results or result of operations shall be deemed to have occurred if, and only if, the combined gross revenue generated by the Stations and KKJM-FM ("Combined Gross Revenue") for the "Calculation Period" (which shall be the 12 consecutive calendar months ending with the month immediately preceding the month prior to the month in which the Closing occurs) is less than $3,372,500. In the event that Combined Gross Revenue generated during the Calculation Period is less than $3,372,500, then there shall be reduction of the Purchase Price by $3.50 for every $1.00 by which Combined Gross Revenue is less than $3,372,500; provided, however, in the event Combined Gross Revenue during the Calculation Period is less than $3,195,000, in lieu of a reduction of the Purchase Price, Buyers may terminate this Agreement.

         11.10 Easement. Seller shall have obtained a perpetual easement for the radio tower guy wire currently located on real property adjacent to the north east corner of the Headquarters Property in form reasonably satisfactory to the Buyers ("Easement").

         11.11 Title Insurance Buyers shall have obtained a title insurance commitment ("Commitment") issued on the Owned Real Estate by a title company ("Title Company") within the thirty-day period identified in Section 11.7. Buyers shall also cause the Title Company to deliver to the Buyers with the Commitment copies of all title exceptions shown on the Commitment, except those exceptions that will be released on the Closing Date. The title to the Owned Real Estate shall be subject only to such permitted encumbrances acceptable to the Buyers ("Permitted Real Property Encumbrances"). Permitted Real Property Encumbrances shall include the 75' ingress and egress easement in Book 90 of Deeds, page 340, subject to the provisions of Section 1.4 of this Agreement, except that, as to parcel number 9 of the Headquarters Property, said easement shall be deemed to be a Permitted Real Property Encumbrance. Within the thirty-day period described in Section 11.7, Buyers shall make any objections to the title of the Owned Real Estate. Buyer's objections shall be made in writing or shall be deemed to have been waived. Buyers shall send said objections to Seller. For purposes of this Agreement, Permitted Real Property Encumbrances shall not be deemed to be objections to title if said Permitted Real Property Encumbrances do not prohibit, restrict, materially detract from or impair the full use of the Owned Real Estate for the operation of the Stations as presently conducted by the Seller or affect the marketability of same. Objections to title which are not Permitted Real Property Encumbrances shall be resolved in accordance with the provisions of Section 1.4 of this Agreement.


                                   ARTICLE 12
                         CONDITIONS OF CLOSING BY SELLER

         The obligations of Seller hereunder are, at its option, subject to satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

         12.1     Representations, Warranties and Covenants.

                  12.1.1 All representations and warranties of Buyers and Regent made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                  12.1.2 All the terms, covenants and conditions to be complied with and performed by Buyers or Regent on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  12.1.3 Seller shall have received a certificate, dated as of the Closing Date, executed by the President of each of Buyers and Regent, to the effect that: (a) the representations and warranties of Buyers and Regent contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Buyers and Regent have complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by them on or prior to the Closing Date.

         12.2 Governmental Consents. The FCC Consent shall have been obtained and, subject to the provisions of Section 4.1 hereof, shall have become a Final Order.

         12.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no other decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; (d) seeks material damages on account of the consummation of any transaction contemplated hereby; (e) is a petition in bankruptcy by or against any of Buyers or Regent, an assignment for the benefit of creditors, or other similar proceeding.

         12.4 Third Party Consents. Seller shall have received all appropriate third party consents in form and substance reasonably acceptable to Seller for the assumption by RBI of the Assumed Liabilities under the Material Contracts and to obtain the Easement described in Section 11.10.

         12.5     Matters Relating to Real Estate.

                  12.5.1 The parties shall have accepted the Excluded Real Estate Legal Description prepared by the Surveyor as describing the Real Estate; and are prepared to execute an agreement to that effect.

                  12.5.2 Seller shall have received the Senior Lender Consents in form reasonably acceptable to counsel for the Seller;

                  12.5.3 RBI shall have joined with the Seller in the Quiet Title Proceeding;

         12.6 Transition Services Agreement. The Seller shall have received the Transition Services Agreement in the form contemplated by Section 10.8.

         12.7 Closing Documents. Buyers shall have delivered or caused to be delivered to Seller, on the Closing Date, the Purchase Price and each of the documents required to be delivered by them pursuant to Article 14.

                                   ARTICLE 13
                        TRANSFER TAXES: FEES AND EXPENSES

         13.1 Expenses. Except as set forth in Section 13.2 hereof or otherwise expressly set forth in this Agreement, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement including, but not limited to, the costs and expenses incurred pursuant to Article 5 hereof and the fees and disbursements of counsel and other advisors.

         13.2 Specific Charges. All costs of transferring the Stations Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be paid one-half by Seller and one-half by Buyers. Any filing or grant fees imposed upon it by any governmental authority the consent of which or the filing with which is required for the consummation of the transactions contemplated hereby shall be paid one-half by Seller and one-half by Buyers. Any fees or commission due Media Venture Partners as a result of this transaction shall be paid by Seller, provided Seller shall be reimbursed at the time of Closing by Buyers for the amount paid by Seller to the extent of $100,000.

                                   ARTICLE 14
                      DOCUMENTS TO BE DELIVERED AT CLOSING

         14.1 Seller's Documents. At the Closing, Seller shall deliver or cause to be delivered to Buyers the following:

                  14.1.1 Certified resolutions of all requisite action of Seller approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  14.1.2 A certificate of Seller, dated the Closing Date, in the form described in Section 11.1.3;

                  14.1.3 Governmental certificates showing that Seller is duly organized and in good standing in the State of Minnesota;

                  14.1.4 Such certificates, bills of sale, general warranty deeds, assignments, documents of title and other instruments of conveyance, assignment and transfer (including without limitation any necessary consents to conveyance, assignment or transfer required to be delivered hereunder), and lien releases, all in form satisfactory to the parties and their counsel, as shall be effective to vest in Buyers good and marketable title in and to the Stations Assets in accordance with the terms of this Agreement, free, clear and unencumbered except for the Assumed Liabilities and Permitted Encumbrances, if any, as set forth on Schedule 7.7 and Schedule 7.8.

                  14.1.5 An Assignment and Assumption Agreement in the form of Exhibit C effectuating the assignment and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement");

                  14.1.6   The Indemnification Escrow Agreement;

                  14.1.7 At the time and place of Closing, originals and all copies of all program, operations, transmission or maintenance logs and all other records required to be maintained by the FCC with respect to the Stations, including the public files of the Stations, shall be left at the Stations and thereby delivered to Buyers;

                  14.1.8 A written opinion of Seller's corporate counsel, on which Buyers' lenders shall be entitled to rely, in substantially the form set forth in Exhibit H;

                  14.1.9 A written opinion of Seller's FCC counsel, on which Buyers' lenders shall be entitled to rely, confirming to Buyers' reasonable satisfaction the matters listed on Exhibit F;

                  14.1.10 A Non-Competition Agreement in the form of Exhibit D (the "Non-Competition Agreement") executed by Seller and Andrew W. Hilger;

                  14.1.11 A Lease Agreement substantially in the form of Exhibit E (the "Lease Agreement") whereby RBI shall lease to Seller for use as a studio for radio station KKJM-FM for a term of up to one (1) year at no cost to Seller a portion of Seller's building being acquired by RBI in this transaction;

                  14.1.12 The Easement described in Section 11.10;

                  14.1.13 The Memorandum of Re-conveyance;

                  14.1.14 The agreement acknowledging of the Excluded Real Estate Legal Descriptions;

                  14.1.15 The Transition Services Agreement;

                  14.1.16 The Nominee Agreement transferring title to the Headquarters Property to the Seller as contemplated by Section 1.4 hereof for the purpose of completing the Quiet Title Proceeding, platting of the Headquarters Property, placing Seller in a position of being able to transfer to RBI all Owned Real Estate and effecting the re-conveyance of the Excluded Real Property (the "Nominee Agreement"); and

                  14.1.17 Such additional information, materials, agreements, documents and instruments as Buyers and their counsel may reasonably request in order to consummate the Closing.

         14.2 Buyers' and Regents Documents. At the Closing, Buyers shall deliver or cause to be delivered to Seller the following:

                  14.2.1 Certified resolutions of the Board of Directors of each of Buyers and Regent approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  14.2.2 A certificate of Buyers and Regent, dated the Closing Date, in the form described in Section 12.1.3;

                  14.2.3 Governmental certificates showing that RBI is qualified to conduct business in the State of Minnesota and that each of Buyers is duly organized and in good standing in the State of Delaware;

                  14.2.4  The Assignment and Assumption Agreement;

                  14.2.5  The Indemnification Escrow Agreement;

                  14.2.6 A written opinion of Buyers' and Regent's counsel in substantially the form set forth on Exhibit G;

                  14.2.7 The Purchase Price in accordance with Section 3.1 hereof;

                  14.2.8  The Non-Competition Agreement;

                  14.2.9  The Lease Agreement;

                  14.2.10 The Transition Services Agreement;

                  14.2.11 Senior Lender Consents;

                  14.2.12 The agreement acknowledging the Excluded Real Estate Legal Descriptions;

                  14.2.13 The Memorandum of Re-conveyance; and

                  14.2.14 Such additional information, materials, agreement, documents and instruments as Seller and its counsel may reasonably request in order to consummate the Closing.

                                   ARTICLE 15
                         SURVIVAL, INDEMNIFICATION, ETC.

         15.1 Survival of Representations, Etc. It is the express intention and agreement of the parties to this Agreement that all covenants and agreements (together, "Agreements") and all representations and warranties (together, "Warranties") made by Buyers, Regent and Seller in this Agreement shall survive the Closing (subject to the provisions of Section 15.3.5, regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of Buyers, Regent or Seller) as follows:

                  15.1.1 The Agreements shall survive the Closing for a period from the Closing Date equal to the statute of limitations for written contracts in Minnesota.

                  15.1.2 The Warranties in Sections 6.2, 6.5, 7.2, the third sentence of 7.7, 7.18 and 7.20 shall survive the Closing without limitation.

                  15.1.3 The Warranties in Section 7.11 relating to environmental matters and in Section 7.6 or otherwise relating to the federal, state, local or foreign tax obligations of Seller shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

                  15.1.4 All other Warranties shall survive for a period of one
(1) year from the Closing Date and until the earlier of (i) the date which is thirty (30) days after Buyers' receipt from their auditors of audited financial statements for the Stations for the 12-month period ended December 31, 1999 or
(ii) June 30, 2000.

                  15.1.5 The right of any party to recover Damages (as defined in Section 15.2.1) pursuant to Section 15.2 shall not be affected by the expiration of any Warranties as set forth herein, provided that notice of the existence of any potential Damages in such reasonable detail from which the basis of a Claim subject to the provisions of Section 15.3 can be determined (but not necessarily the fixed amount of any such Damages) has been given by the indemnified party to the indemnifying party prior to such expiration.

                  15.1.6 Notwithstanding any provision hereof to the contrary, there shall be no contractual time limit in which Buyers, Regent or Seller may bring any action for actual fraud (a "Fraud Action"), regardless of whether such actual fraud also included a breach of any Agreement or Warranty; provided, however, that any Fraud Action must be brought within the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

         15.2     Indemnification.

                  15.2.1 Seller shall defend, indemnify and hold harmless Buyers and Regent from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Buyers or Regent arising out of or related to: (a) any breach of the Warranties given or made by Seller in this Agreement; (b) any material breach of the Agreements made by Seller in the Agreement; (c) the Retained Liabilities;
(d) any failure of the parties to comply with any "bulk sales" laws applicable to the transactions contemplated hereby; and (e) the conduct of the business and operations of the Stations or any portion thereof or the use or ownership of any of the Stations Assets prior to the Closing Date.

                  15.2.2 Buyers and Regent jointly and severally shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or related to: (a) any breach of the Agreements and Warranties given or made by either of Buyers or Regent in this Agreement; (b) the Assumed Liabilities, and (c) the conduct of the business and operations of the Stations or any portion thereof or the use or ownership of any of the Stations Assets on or after the Closing Date.

         15.3 Procedures: Third Party and Direct Indemnification Claims. The indemnified party agrees to give written notice within a reasonable time to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced. The parties also agree that any Claim for Damages arising directly between the parties relating to this Agreement may be brought at any time within the applicable survival period specified in Section 15.1, provided that the notice required with respect thereto as specified in Section 15.1.5 has been given within the applicable survival period.

        The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to Section 15.2 resulting from any Claim shall be subject to the following additional terms and conditions:

                  15.3.1 The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                  15.3.2 In the event that the indemnifying party shall elect not to undertake such defense or opposition within (10) days after notice of any such Claim from the indemnified party or shall otherwise fail to defend or oppose following such election, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                  15.3.3 Anything this Section 15.3 to the contrary notwithstanding: (a) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (b) the indemnifying party shall not, without the indemnified party's written consent (not to be unreasonably withheld, delayed or conditioned), settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim, and (c) in the event that the indemnifying party undertakes defense of or opposition to any Claim the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party, and their

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
respective counsel or other representatives, shall cooperate in good faith with respect to such Claim.

                  15.3.4 No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

                  15.3.5 Notwithstanding the provisions in Section 15.2, neither Seller, Buyers nor Regent shall have the obligation to defend, indemnify and hold harmless under Section 15.2.1(a) and 15.2.2(a) until and only to the extent the aggregate Damages on account thereof exceed $75,000 and then, only to the maximum amount of $2,000,000 in the aggregate, excluding therefrom however, Damages for Claims related to matters of title, taxes, environment, or Licenses, which shall be limited in maximum amount to the Purchase Price. Further, the obligation to indemnify and hold harmless under Section 15.2.1(a) and Section 15.2.2(a) shall be reduced by the amount of any insurance proceeds received by the indemnified party and shall be calculated after taking into account the value of any tax benefits actually realized by the indemnified party as a result of such Damages and the receipt of the indemnification payment to the end result that the indemnified party shall be made whole from such Damages.

         Notwithstanding any provision of this Agreement to the contrary, Damages for which any indemnifying party may be liable for under Sections 15.2.1 or 15.2.2, whichever is applicable, shall exclude Damages for the breach or falsity of any Warranty if (a) the indemnified party had conscious awareness of facts or law which establish the existence of such breach or falsity (i) prior to the execution of this Agreement; or (ii) with respect to Buyers and Regent, subsequent to the execution of this Agreement but only to the extent such facts are contained in the Phase I Report or any of the Inspection Reports, and (b) such indemnified party failed to inform the indemnifying party of such breach of Warranty prior to the Closing of the transaction contemplated by this Agreement, provided, however, in the event that the Buyers elect to waive the requirements that the conditions of Closing by Buyers described in Sections 11.7 and/or 11.8 be satisfied at the time of Closing, the Seller's aggregate obligation to indemnify the Buyers and Regent, as the same relates to the existence of breaches of Warranties described in Sections 11.7 and/or 11.8, shall, in no event exceed $200,000 in the aggregate.

                                   ARTICLE 16
                               TERMINATION RIGHTS

         16.1 Termination. This Agreement may be terminated at any time prior to Closing as follows:

                  16.1.1 Upon the mutual written consent of Buyers and Seller, this Agreement may be terminated on such terms and conditions as so agreed; or

                  16.1.2 By written notice of Buyers to Seller if Seller breaches in any material respect any of its representations or warranties or defaults in any material respect in the


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
observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyers; or

                  16.1.3 By written notice of Seller to Buyers if either Buyer or Regent breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its/their covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Seller; or

                  16.1.4 By written notice of Buyers to Seller or by Seller to Buyers if the FCC denies the FCC Application under circumstances in which Seller is not entitled to the Escrow Deposit;

                  16.1.5 By written notice of Buyers to Seller, or by Seller to Buyers, if any court of competent jurisdiction shall have issued an order, decree or ruling (which then remains in effect) or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or by Buyers, if any court, legislative body or governmental or regulatory authority has taken, or is reasonably expected to take, action that reasonably would have a material adverse effect on the ability of Buyers to operate the stations as contemplated by Buyers; or

                  16.1.6 By written notice of Buyers to Seller, or by Seller to Buyers, if the Closing shall not have been consummated on or before June 30, 1999.

                  16.1.7 By written notice of Buyers to Seller if it shall become apparent in both Seller's and Buyers' judgment reasonably exercised that any condition to Buyers' obligation to close as set forth in Article 11 hereof will not be satisfied on or before June 30, 1999.

                  16.1.8 By written notice of Seller to Buyers if it shall become apparent in both Seller's and Buyers' judgment reasonably exercised that any condition to Seller's obligation to close as set forth in Article 12 hereof will not be satisfied on or before June 30, 1999.

                  16.1.9 By written notice of Buyers to Seller under the conditions set forth in Section 9.2 hereof.

                  16.1.10 By written notice of Seller to Buyers if the consents listed on Schedule 6.4 have not been obtained by Buyers within thirty (30) days of submitting the FCC Application (and the notice is given thereafter before such consents have been obtained), provided, with respect to the consent of Waller-Sutton, as described on Schedule 6.4, Buyers and Regent shall not have caused Waller-Sutton to deliver its written consent to the transactions contemplated hereby, without any conditions or limitations not expressly set forth in this Agreement, not later than ten (10) days following the expiration of the diligence period described in Section 11.7 of this Agreement.

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
         Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

         16.2 Liability. Except as set forth in Section 16.4 below, the termination of this Agreement under Section 16.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

         16.3 Monetary Damages, Specific Performance and Other Remedies. The parties recognize that if Seller refuses to perform under the provisions of this Agreement in breach of this Agreement, monetary damages alone will not be adequate to compensate Buyers for their injury. Buyers shall therefore be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies, including but not limited to monetary damages, that may be available to it. If any action is brought by Buyers to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law. In the event of a material default by either party, which results in the filing of a lawsuit for damages, specific performance, or other remedy by the other party, the prevailing party shall be entitled to reimbursement by the non-prevailing party of reasonable legal fees and expenses incurred by the prevailing party.

         16.4 Seller's Liquidated Damages. As more fully described in the Deposit Escrow Agreement, in the event this Agreement is terminated because of Buyers' material breach of this Agreement, and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can reasonably be satisfied by Closing), then the Escrow Deposit shall be delivered to Seller, and the proceeds thereof shall constitute liquidated damages. It is understood and agreed that such liquidated damages amount represents Buyers' and Seller's reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages shall be the sole and exclusive remedy of Seller against Buyers for failing to consummate this Agreement as a result of Buyers' material breach hereof, and shall be applicable regardless of the actual amount of damages sustained and all other remedies are deemed waived by Seller. The receipt of such amount, however, shall not affect the right of Seller to enforce specific provisions of this Agreement relating to confidentiality in equity and to recover, to the extent allowed, costs and expenses incurred in such enforcement Notwithstanding the foregoing, Seller shall be entitled to recover its reasonable attorneys fees and costs of collection and enforcement of the Deposit Escrow Agreement from the Buyers in addition to the Escrow Deposit.

                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS

         17.1 Risk of Loss. The risk of loss or damage to any of the Stations Assets prior to the Closing Date shall be upon Seller. If, prior to the Closing Date, any material Stations Asset(s) shall have suffered, sustained or incurred any material loss, damage or destruction, including, without limitation, any environmental contamination or pollution, and Seller shall not have elected at its sole option and expense to wholly repair or replace the Stations Asset(s) which suffered, sustained or incurred the material loss, damage or destruction with assets which are


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
equivalent in value, form and function, Buyers shall have the right in their sole discretion and election, to either (i) terminate this Agreement in which event Buyers shall be entitled to receive a full refund of the Escrow Deposit, or (ii) complete the purchase contemplated by this Agreement, in which event:

                  (a) Seller shall assign and transfer to RBI and RBI shall be entitled to receive all insurance proceeds and other compensation collected by reason of such loss, damage or destruction, together with any rights to receive any uncollected insurance proceeds or other compensation relating to such loss, damage or destruction in an amount equal to the sum of the aggregate amount of any applicable deductibles under any insurance policies covering the lost, damage or destroyed Stations Asset(s); or

                  (b) Buyers shall be entitled to reduce the Purchase Price of the Stations Assets by an amount equal to the reasonable cost of repair, or if destroyed or damaged beyond repair, or if expropriated, seized, lost or stolen, by an amount equal to the replacement cost; or

                  (c)      Buyers shall be entitled to use alternatives (a) and
                           (b) concurrently, but not both with respect to any single Stations Asset(s).

         If Buyers elect to complete the purchase contemplated hereby notwithstanding any such loss, damage or destruction, and if Seller assigns such insurance proceeds and other compensation and any other rights thereto to RBI, then Seller shall be released from any and all liability or responsibility with respect to such loss, damage or destruction, but shall cooperate with RBI, at no cost or expense to Seller, in collecting all insurance proceeds and other compensation with respect to thereto. The Purchase Price hereunder in such event shall be reduced by the amount of any deductible amounts under such insurance which is not paid by Seller to RBI.

         17.2 Certain Interpretive Matters and Definitions. Unless the context otherwise requires: (a) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (b) each term defined in this Agreement has the meaning assigned to it; (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof, (d) "or" is disjunctive but not necessarily exclusive; (e) words in the singular include the plural and vice versa; (f) the term "Affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended; and (g) all references to "$" or dollar amounts will be to lawful currency of the United States of America.

         17.3 Further Assurances. After the Closing, the parties shall from time to time, at the request of and without further cost or expense to the other parties, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order more effectively to consummate the transactions contemplated hereby, including but not limited to, vesting in Buyers good and marketable title to the Stations Assets being transferred hereunder in accordance with the terms hereof, and the Buyers or Regent, as applicable, shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order more effectively to consummate the transaction contemplated hereby.

         17.4 Preservation of Records. Subject to Section 10.1 hereof, RBI hereby agrees that it will preserve and make available to Seller and its attorneys and accountants (including the right to inspect and copy at Seller's cost), during normal business hours and upon reasonable advance notice, for six
(6) years after the Closing Date, such of the books, records, files, correspondence, memoranda and other documents referred pursuant to this Agreement as Seller may reasonably require for the preparation of tax reports and returns, the preparation of financial statements, or the preparation of a response to any claim by a third party against Seller; provided, however, RBI may destroy any part or parts of such records upon obtaining Seller's prior written consent, which consent shall not be unreasonably withheld.

         17.5 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller may not voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of Buyers. Buyers shall have the right to assign and/or delegate all or any portion of its rights and obligations under this Agreement, including without limitation, assignments as collateral, provided that any assignment by Buyers which will likely cause a delay of more than seven (7) days in the issuance of FCC Consent on the FCC Application shall require the prior written consent of Seller, and provided further, that no such assignment and/or delegation shall relieve Buyers or Regent of their respective obligations hereunder in the event that its assignee fails to perform the obligations delegated. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto. In the event Buyers find it necessary or are required to provide to a third party a collateral assignment of the Buyers' interest in this Agreement and/or any related documents, Seller shall cooperate with the Buyers and any third party requesting such assignment including but not limited to signing a consent and acknowledgment of such assignment.

         17.6 Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         17.7 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.




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
         17.8 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Minnesota, without giving effect to the choice of law provisions thereof.

         17.9 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been duly delivered and received on the date of personal delivery, on the third (3rd) day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the business day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when dispatched by facsimile transmission (with the facsimile transmission confirmation being deemed conclusive evidence of such dispatch) and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Seller, by notifying Buyers, and in the case of Buyers, by notifying Seller:

To Seller:                WJON Broadcasting Company
                          640 S.E. Lincoln, Avenue
                          St. Cloud, MN  56304
                          Fax:     (320) 251-1855
                          Attn: Mr. Andrew W. Hilger

Copy to:                  MOSS & BARNETT, a Professional Association
                          4800 Norwest Center
                          Minneapolis, MN 55402-4129
                          Fax: (612) 339-6686
                          Attn: Dave F. Senger, Esq.

To Buyers:                Regent Broadcasting of St. Cloud, Inc.
                          c/o Regent Communications, Inc.
                          50 East RiverCenter Blvd.
                           Suite 180
                          Covington, KY 41011
                          Fax: (606) 292-0352
                          Attn: Mr. Terry S. Jacobs

Copy to:                  STRAUSS & TROY
                          2100 PNC Center
                          201 East Fifth Street
                          Cincinnati, OH 45202
                          Fax:     (513) 241-8289
                          Attn:    Alan C. Rosser, Esq.



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
         17.10 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         17.11 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

         17.12 Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         17.13 Entire Agreement. This Agreement and the schedules and exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

WJON BROADCASTING COMPANY, A        REGENT BROADCASTING OF
MINNESOTA LIMITED PARTNERSHIP       ST. CLOUD, INC.

By WJON BROADCASTING COMPANY
      A MINNESOTA CORPORATION

By: /s/ Andrew W. Hilger            By: /s/ Terry S. Jacobs
    --------------------------          -----------------------------
Name: Andrew W. Hilger              Name: Terry S. Jacobs
Title: President                    Title: Chairman and CEO

Its: General Partner
                                    REGENT LICENSEE OF ST. CLOUD, INC.

                                    By: /s/ Terry S. Jacobs
                                        -----------------------------
                                    Name: Terry S. Jacobs
                                    Title: Chairman and CEO

                                    REGENT COMMUNICATIONS, INC.

                                    By: /s/ Terry S. Jacobs
                                        -----------------------------
                                    Name: Terry S. Jacobs
                                    Title: Chairman and CEO


                                       45